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               NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                    RIDER

                             LIFE EXTENSION (LER)

1. WHAT IS THE BENEFIT FOR THIS RIDER? When this rider becomes effective, the Life Insurance Benefit of the policy will continue to equal the amount calculated as described in Section 1.2 of the policy. We will deduct any unpaid loan and accrued loan interest when this benefit becomes payable.

2. WHEN DOES THIS RIDER BECOME EFFECTIVE? This rider benefit becomes effective on the Policy Anniversary on which the younger Insured is or would have been age 100.

3. WHAT HAPPENS TO OTHER POLICY PROVISIONS WHEN THIS RIDER BECOMES EFFECTIVE? At the time this rider becomes effective:

     -  Section 1.4 of the base policy will have no effect.

     -  No further premium payments will be allowed.

     - Other than the Mortality and Expense Risk Charge and Administrative Charge, no further Monthly Deduction Charges will be made from the Cash Value.

     - The assets of the Separate Account will be transferred to a cash management Investment Division. Thereafter, as long as the policy remains inforce, these assets can only be invested in a cash management account or the Fixed Account.

     - Loan interest on any outstanding loans will continue to accrue at the current loan interest rate.

     -  No new policy loans will be allowed.

     -  All other policy provisions continue to apply.

     -  All other riders attached to this policy will end.

4. IS THERE A CHARGE FOR THIS RIDER? There is a charge for this rider, as shown on the Policy Data page. This charge will be deducted from the policy's Cash Value on each Monthly Deduction Day.

5. DOES THIS RIDER HAVE CASH OR LOAN VALUE? This rider does not have cash or loan value.

6. WHAT IS THIS RIDER'S DATE OF ISSUE? This rider must be issued at the same time as the policy. Both the rider and the policy will have the same date of issue.

7. IS THIS RIDER PART OF THE CONTRACT? This rider is made part of the policy, based on the application for the rider.

8. ARE THERE ANY TAX IMPLICATIONS UNDER THIS RIDER? You should consult with your personal tax advisor if this rider becomes effective as there could then be tax implications under your policy.

9. WHEN WILL THIS RIDER END? You may cancel this rider, at any time, by sending us your signed notice. This rider will end on the Monthly Deduction Day on or next following the date we receive your request.

     This rider will also end if the policy ends or is surrendered.

               NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

        [SIG]                                                [SIG]
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               Secretary                                   President
302-477